[Deloitte & Touche LLP letterhead]


October  21,  1999



Securities  and  Exchange  Commission
Mail  Stop  11-3
450  5th  Street,  N.W.
Washington,  D.C.  20549

Dear  Sirs/Madams:

We have read Item 4 of Criticare Systems, Inc.'s (the "Company") current report on Form 8-K dated October 5, 1999 (filed with the Securities and Exchange Commission on October 13, 1999) and have the following comments:

1.     We  agree  with  the  statements made in the first and second paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the third and sixth paragraphs.

3. We agree with the statements made in the fourth paragraph with the following exception. In connection with our engagement to audit the Company's financial statements for the year ended June 30, 1999, we had a disagreement with the Company's senior management regarding the recording of a gain on the proposed sale of a portion of the Company's investment in the common stock of Immtech International, Inc. ("Immtech"), an equity method investee, in the Company's fiscal 1999 financial statements. We advised senior management of the Company on July 1, 1999 that, based upon the documentation that had been provided to us as of that date, the proposed sale of Immtech stock was not consummated on or before June 30, 1999. Therefore, we did not believe that the recording of this transaction and recognition of a gain in the Company's financial statements for the year ended June 30, 1999 would be appropriate under generally accepted accounting principles. We subsequently discovered that senior management of the Company had recorded the transaction and related gain, contrary to our prior advice. After reviewing additional documentation provided to us by the Company, we advised senior management that we still did not believe that the recognition of the gain was appropriate. This matter was ultimately resolved when senior management agreed to reverse the transaction.

4. We agree with the statements made in the fifth paragraph, except that we disagree with the characterization of the reports and consent referred to in the fifth paragraph as being "the reports and consent of the Former Accountants." The reports and consent included in the Company's Form 10-K for the year ended June 30, 1999, filed with the Securities and Exchange Commission on September 28, 1999, had not been issued by Deloitte & Touche LLP ("D&T"), were included in such Form 10-K without D&T's knowledge or consent, and erroneously indicated that the Company had reports and a consent signed by D&T in its possession. In fact, at the time the Company filed its Form 10-K on September 28, 1999, D&T had not completed the audit of the Company's 1999 financial statements and had not issued any reports with respect to such incomplete audit.

5. We agree with the statements made in the first sentence of the seventh paragraph. We have no basis on which to agree or disagree with the statements made in the second sentence of the seventh paragraph.

Yours  truly,


/s/  Deloitte  &  Touche  LLP

cc:     Mr.  Joseph  M.  Siekierski
        Vice  President  -  Finance
        Criticare  Systems,  Inc.